Exhibit 5.2

September 7, 2010	ATTORNEYS AT LAW VEREX PLAZA 150 EAST GILMAN STREET MADISON, WI 53703-1481 POST OFFICE BOX 1497 MADISON, WI 53701-1497 608.257.5035 TEL 608.258.4258 FAX foley.com

CDW Technologies, Inc.

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Wisconsin counsel to CDW Technologies, Inc., a Wisconsin corporation (the “Guarantor”), in connection with the Guarantor’s proposed Guarantees (as defined below), along with the other guarantors under the Indentures (as defined below), of an aggregate principal amount of (i) up to $890,000,000 of the Issuers’ (as defined below) 11.00% Senior Exchange Notes due 2015, Series B (the “Senior Exchange Notes”), (ii) up to $316,974,000 of the Issuers’ 11.50%/12.25% Senior PIK Election Exchange Notes due 2015, Series B (the “Senior PIK Election Exchange Notes”) and (iii) up to $721,500,000 of the Issuers’ 12.535% Senior Subordinated Exchange Notes due 2017, Series B (the “Senior Subordinated Exchange Notes” and, collectively with the Senior Exchange Notes and the Senior PIK Election Exchange Notes, the “Exchange Notes”). The Exchange Notes are to be issued by CDW LLC, an Illinois limited liability company (“CDW”), and CDW Finance Corporation, a Delaware corporation (“CDW Finance” and, together with CDW, the “Issuers”), in connection with exchange offers to be made pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”) on or about September 7, 2010, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuers under the Exchange Notes will be guaranteed, pursuant to guarantee provisions (collectively, the “Guarantees”) in the Indentures (as hereinafter defined), by the Guarantor, along with other guarantors. The Senior Exchange Notes, the Senior PIK Election Exchange Notes and the Guarantees thereof are to be issued pursuant to the Senior Exchange Note Indenture, dated as of October 10, 2008 (the “Original Senior Notes Indenture”), among the Issuers, the guarantors named therein, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Senior Exchange Note Supplemental Indenture dated as of May 10, 2010 and as further supplemented by the Second Senior Exchange Note Supplemental Indenture dated as of August 23, 2010 (collectively, the “Existing Senior Notes Supplemental Indentures”). The Senior Subordinated Exchange Notes and the Guarantees thereof are to be issued pursuant to the Senior Subordinated Exchange Note Indenture, dated as of October 10, 2008 (the “Original Senior Subordinated Notes Indenture”), among the Issuers, the guarantors named therein, and the Trustee, as supplemented by the Senior Subordinated Exchange Note Supplemental Indenture dated as of May 10, 2010 and as further supplemented by the Second Senior Subordinated Exchange Note Supplemental Indenture dated as of August 23, 2010 (collectively, the “Existing Senior Subordinated Notes Supplemental Indentures”). The Original Senior Notes Indenture, as supplemented by the Existing Senior Notes Supplemental Indentures and as further amended and supplemented from time to time, is hereinafter referred to as the “Senior Notes Indenture”. The Original Senior Subordinated Notes Indenture, as supplemented by the Existing Senior Subordinated Notes Supplemental Indentures and as further amended and supplemented from

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

CDW Technologies, Inc.

September 7, 2010

time to time, is hereinafter referred to as the “Senior Subordinated Notes Indenture”. The Senior Notes Indenture and the Senior Subordinated Notes Indenture are hereinafter collectively referred to as the “Indentures”.

In rendering this opinion, we have, with your permission, relied on certificates of governmental officials and, as to certain factual matters, the officer’s certificate annexed hereto as Exhibit A (the “Officer’s Certificate”) and assumed, without investigation, verification or inquiry, that: (i) all natural persons who are signatories to the documents reviewed by us were legally competent at the time of execution; (ii) all signatures on the documents reviewed by us are genuine; and (iii) the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original.

In connection with the preparation of this opinion, we have reviewed, among other things, (i) the articles of incorporation and by-laws of the Guarantor, as amended and attached to the Officer’s Certificate (collectively, the “Organizational Documents”), (ii) certain resolutions adopted by unanimous written consent of the Guarantor’s board of directors, as attached to the Officer’s Certificate (the “Authorizing Resolutions”), and (iii) executed copies of the Original Senior Notes Indenture, the Existing Senior Notes Supplemental Indentures, the Original Senior Subordinated Notes Indenture, and the Existing Senior Subordinated Notes Supplemental Indentures.

We note that various issues are addressed in the opinion of Kirkland & Ellis LLP, separately delivered to you, and we express no opinion with respect to those matters.

Based upon the foregoing, but subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1. Based solely on a certificate of the Wisconsin Department of Financial Institutions, the Guarantor is a corporation validly existing under the laws of the State of Wisconsin. The Guarantor has filed its most recent required annual report, and has not filed articles of dissolution, with the Wisconsin Department of Financial Institutions.

2. The Guarantor has the corporate power to enter into, and perform its obligations under, the Guarantees. The Guarantor’s execution and delivery of, and the performance of its obligations under, the Guarantees have been duly authorized by all necessary corporate action on the part of the Guarantor.

3. To the extent the Guarantor’s execution and delivery of the Guarantees are governed by Wisconsin law or the Organizational Documents or Authorizing Resolutions, the Guarantor has duly executed and delivered the Guarantees.

4. No authorization, consent, approval, or other action by, nor any notice to or filing with, any State of Wisconsin governmental authority or regulatory body is required to be obtained or made by the Guarantor for its due execution and delivery of, or the performance of its obligations under, the Guarantees, except (a) such as have been duly obtained or made and are in full force and effect, and (b) such as may be required by orders, decrees and the like that are specifically applicable to the Guarantor and of which we have no knowledge.

CDW Technologies, Inc.

September 7, 2010

5. The Guarantor’s execution and delivery of, and performance by the Guarantor of its obligations under, the Guarantees do not: (a) constitute a breach or violation of the Organizational Documents of the Guarantor; or (b) result in a violation of any applicable law, statute, or regulation of the State of Wisconsin (other than those laws, rules, and regulations specifically excluded below or otherwise specifically addressed in this opinion) which, in our experience, is normally applicable to transactions of the type contemplated by the Guarantees, without our having made any special investigation as to the applicability of any specific law, rule or regulation.

The foregoing opinions are subject to the following additional assumptions and qualifications:

A. Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or with reference to matters of which we are aware or which are known to us, or with similar qualification, our opinion is, with your permission, based solely on the Officer’s Certificate and the current conscious awareness of the individual attorneys in this firm who have participated directly and substantively in the specific financing transaction to which this opinion relates and without any special or additional investigation undertaken for purposes of this opinion.

B. Except for records of the Guarantor attached to the Officer’s Certificate and a certificate of status of the Guarantor issued by the Wisconsin Department of Financial Institutions, we have not examined the records of the Guarantor, any other guarantor, any Issuer, the Trustee, any lender or noteholder, or any court or any public, quasi-public, private, or other office in any jurisdiction or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

C. We have made no examination of, and express no opinion as to, whether or not the Guarantor is in compliance with any representations or warranties, affirmative or negative covenants, or other obligations contained in the Guarantees, the Indentures or any agreement, instrument or document executed in connection therewith.

D. We express no opinion as to compliance by the Guarantor with federal or state laws, statutes, and regulations generally applicable to the conduct of its business or as to consents, approvals, or other actions by federal or state regulatory authorities generally required for the conduct of its business.

E. We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Guarantees or the Indentures with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Guarantor to the extent expressly set forth herein).

F. We express no opinion herein as to: (i) securities or blue sky laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; or (vi) local laws, regulations, or ordinances.

The opinions expressed herein are limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply, and we express no opinion herein as to the laws of any other

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jurisdiction (including, without limitation, the federal laws of the United States of America). These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided to you solely in connection with the Guarantor’s issuance of the Guarantees. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority, without our prior written consent. Notwithstanding the foregoing, Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ FOLEY & LARDNER LLP

FOLEY & LARDNER LLP